FORM OF ADMINISTRATION & ACCOUNTING
                                SERVICE AGREEMENT

                                     BETWEEN

                             THE NORTH COUNTRY FUNDS

                                       AND

                          AMERICAN DATA SERVICES, INC.


















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                                      INDEX
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1.      APPOINTMENT AND DELIVERY OF DOCUMENTS.............................3


2.      DUTIES OF ADS.....................................................4

ADMINISTRATION............................................................4
FUND ACCOUNTING...........................................................8

3.      COMPENSATION OF ADS...............................................9


4.      EXPENSES ASSUMED AS ADMINISTRATOR................................10


5.      RESPONSIBILITY AND INDEMNIFICATION...............................10


6.      REPORTS..........................................................12


7.      ADDITIONAL FUNDS AND CLASSES.....................................12


8.      ACTIVITIES OF ADS................................................12


9.      RECORDS..........................................................13


10.     CONFIDENTIALITY..................................................13


11.     EFFECTIVENESS, DURATION, AND TERMINATION.........................14


12.     ASSIGNMENT.......................................................15


13.     FORCE MAJEURE....................................................15


14.     SERVICE DAYS.....................................................15


15.     LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY..................16


16.     NOTICES..........................................................16


17.     MISCELLANEOUS....................................................16


SCHEDULE A...............................................................19

(A)ADMINISTRATIVE SERVICE FEE:...........................................19
FEE INCREASES............................................................20
(B)EXPENSES..............................................................20
(C)STATE REGISTRATION (BLUE SKY) FEES:...................................20
(D)SPECIAL REPORTS.......................................................20
(E)SERVICE DEPOSIT.......................................................21

SCHEDULE B...............................................................22





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                             THE NORTH COUNTRY FUNDS
                             -----------------------



              FORM OF ADMINISTRATION & ACCOUNTING SERVICE AGREEMENT

           AGREEMENT made this _____ day of ___________, 2000, by and among The North Country Funds, a Massachusetts business trust, having its principal office and place of business at 250 Glen Street, Glens Falls, NY 12801 (the "Trust") and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York 11788 ("ADS").

           WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

           WHEREAS, the Trust is authorized to issue shares ("Shares") in separate series, with each such series representing interests in a separate portfolio of securities and other assets, and is authorized to divide those series into separate classes; and

           WHEREAS, the Trust offers shares in the series as listed in Schedule B hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with
Section 7, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust offers shares of the classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

           WHEREAS, the Trust desires that ADS perform certain administrative and accounting services for each Fund and Class thereof and ADS is willing to provide those services on the terms and conditions set forth in this Agreement;

           NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and ADS hereby agree as follows:


1.         APPOINTMENT AND DELIVERY OF DOCUMENTS

(a) The Trust hereby appoints ADS, and ADS hereby agrees, to act as administrator of the Trust for the period and on the terms set forth in this Agreement.

(b)        In connection therewith, the Trust has delivered to ADS copies of



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(i)        the Trust's Agreement, Declaration of Trust and Bylaws (collectively, as amended from time to time, "Organic Documents"),

(ii) the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"),

(iii) the Trust's notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv) the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus"),

(v) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act ("Plan") and each current shareholder service plan or similar document adopted by the Trust ("Service Plan"), and

(vi) all procedures adopted by the Trust with respect to the Trust's (e.g., procedures relating to rule 17a-7 transactions, repurchase agreements, etc.), and shall promptly furnish ADS with all amendments of or supplements to the foregoing. The Trust shall deliver to ADS a certified copy of the resolution of the Board of Trustees of the Trust (the "Board") appointing ADS and authorizing the execution and delivery of this Agreement.


2.         DUTIES OF ADS.


                                 ADMINISTRATION


(a) Subject to the direction and control of the Board, ADS shall manage all aspects of the Trust's operations with respect to the Funds except those that are the responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

(b) ADS shall provide persons suitable to the Board to serve as officers of the Trust;

(c) ADS will provide the Trust with the adequate general office space, communication facilities and personnel to perform the services for the Trust described in this Section 2.

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(d)        Oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing, shareholder servicing and other services performed for the Trust, including:

           (i) the preparation and maintenance by the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant in such form, for such periods and in such locations as may be required by applicable United States law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law;

           (ii) the reconciliation of account information and balances among the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant;

           (iii) the transmission of purchase and redemption orders for Shares; and

           (iv) the performance of fund accounting, including the calculation of the net asset value of the Shares;

(e) Assist each Fund's investment adviser in monitoring Fund holdings for compliance with Prospectus investment restrictions and assist in preparation of periodic compliance reports, as applicable;

(f) Prepare and coordinate the printing of semi-annual and annual financial statements;

(g) Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and Administrator from time to time;

(h) Advise the Trust and the Board on matters concerning the Trust and its affairs;

(i) With the cooperation of the counsel to the Trust, the investment advisers, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and ADS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

(j) Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;


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(k)        Prepare the Trust's federal, state, and local tax returns to be reviewed by the Trust's independent public accountants;

(l) Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate it's daily net asset value;

(m) In consultation with counsel for the Trust, assist in and oversee the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

           (i) amendments to the Trust's Registration Statement on Form N-1A;

           (ii) periodic reports to the Trustees' shareholders and the Commission, including but not limited to annual reports and semi-annual reports;

           (iii) notices pursuant to Rule 24f-2;

           (iv) proxy materials; and

           (v) reports to the SEC on Form N-SAR.

(n)        Coordinate the Trust's annual or SEC audit by:

           (i) assisting the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records;

           (ii) providing appropriate financial schedules (as requested by the Trust's independent public accountants or SEC examiners); and,

           (iii) providing office facilities as may be required.

(o) After consultation with counsel for the Trust and the investment adviser, determine the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust

(p) Monitor sales of Shares, ensure that the Shares are properly and duly registered with the SEC;


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(q)        Oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

(r) Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

(s) Authorize the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

(t) Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

(u) Assist the Trust in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that ADS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

(v) ADS shall provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(w) Except with respect to ADS's duties as set forth in this Section 2 and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(x) In order for ADS to perform the services required by this Section 2, the Trust (i) shall cause all service providers to the Trust to furnish any and all information to ADS, and assist ADS as may be required and (ii) shall ensure that ADS has access to all records and documents maintained by the Trust or any service provider to the Trust.

ADS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.



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                                 FUND ACCOUNTING

I. SERVICES. ADS may from time to time adopt procedures, or modify its procedures, to implement the terms of this Section. With respect to each Fund, ADS shall perform the following services:

(a) Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus and transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its transfer agent;

(b) Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

(c) ADS shall prepare and maintain on behalf of the Trust the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of ADS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

                     -   Cash receipts journal
                     -   Cash disbursements journal
                     -   Dividend record
                     -   Purchase and sales - portfolio securities journals
                     -   Subscription and redemption journals
                     -   Security ledgers
                     -   Broker ledger
                     -   General ledger
                     -   Daily expense accruals
                     -   Daily income accruals
                     - Securities and monies borrowed or loaned and collateral therefore
                     -   Foreign currency journals
                     -   Trial balances


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(d)        Make such adjustments over such periods as the Trust's administrator deems necessary, and communicates to ADS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

(e) Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

(f) Provide all raw data available from its mutual fund accounting system for management's or the administrators preparation of the following:

                       1. Semi-annual financial statements;
                       2. Semi-annual form N-SAR;
                       3. Annual tax returns;
                       4. Financial data necessary to update form N-1a;
                       5. Annual proxy statement.

(g) Provide facilities to accommodate annual audit by the Trust's independent accountants and, upon approval of the Trust, any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

(h) Transmit to and receive from each Fund's transfer agent appropriate data to on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

(i) Periodically reconcile all appropriate data with each Fund's custodian;

(j) Perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that ADS need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

3. COMPENSATION OF ADS.

(a) For the services provided by ADS pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay ADS the fees set forth in Schedule A. Fees will begin to accrue for each Fund on the latter of the date of this Agreement or the date of commencement of operations of the Fund.

(b) In addition to the fees paid under subsection (a), the Trust agrees to reimburse ADS for out-of-pocket expenses or advances incurred by ADS for the items set out in the Schedule A attached hereto. In addition, the Trust will reimburse any other expenses incurred by ADS at the request or with the consent of the Trust.


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(c)        The fees, out-of pocket expenses and advances identified in the foregoing subsections (a) and (b) above may be changed from time to time subject to written agreement between the Trust and ADS, as set forth in the Schedule A attached.

(d) The Trust agrees to pay all fees and reimbursable expenses within ten days following the receipt of the respective billing notice.


4.         EXPENSES ASSUMED AS ADMINISTRATOR.

           Except as specifically stated in this Agreement, ADS shall pay all expenses incurred by it in performing its services and duties as Administrator. The Trust will bear all other expenses to be incurred in the operation of the Funds (other than those borne by the Adviser) including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not officers, directors, partners, employees or holders of five percent or more of the outstanding voting securities of the Adviser or ADS or any of their affiliates, Securities and Exchange Commission fees and state blue sky registration or qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, payments under the Plans, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, costs attributable to shareholder services, including without limitation telephone and personnel expenses, costs of preparing and printing Prospectuses for regulatory purposes, costs of shareholders' reports and Trust meetings and any extraordinary expenses


5.         RESPONSIBILITY AND INDEMNIFICATION.

(a) ADS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Trust for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of ADS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b) ADS shall not be liable to the Trust for any error of judgment or mistake of law or for any loss arising out of any act or omission by ADS in the performance of its duties hereunder except as hereinafter set forth. Nothing herein contained shall be construed to protect the


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           Administrator against any liability to the Trust or its security holders to which ADS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Trust, reckless disregard of ADS's obligations and duties under this Agreement or the willful violation of any applicable law.

(c) Except as may otherwise be provided by applicable law, neither ADS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to ADS by the Trust or its authorized agents or in connection with any error in judgment or mistake of law or any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, by reason of reckless disregard of ADS's obligations and duties under this Agreement or the willful violation of any applicable law.

(d) ERRORS OF OTHERS. ADS shall not be liable for the errors of other service providers to the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by ADS) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust.

(e) NAV ERRORS. With respect to Funds which do not value their assets in accordance with Rule 2a-7 under the 1940 Act, notwithstanding anything to the contrary in this Agreement, ADS shall not be liable to the Trust or any shareholder of the Trust for (i) any loss to the Trust if an NAV Difference for which ADS would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) or if the aggregate dollar amount of the loss to the Trust is less than
           0.005 (1/2 of 1%) of the net assets of the Trust or (ii) any loss to a shareholder of the Trust if the NAV Difference for which ADS would otherwise be liable under this Agreement is less than or equal to
           0.005 (1/2 of 1%) or if the loss in the shareholder's account with the Trust is less than or equal to $25. Any loss for which ADS is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Trust or not.

(f) DEFINITION OF "NAV DIFFERENCE." For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences


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           and any ADS liability therefrom are to be calculated each time a
           Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which ADS would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which ADS would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.


6.         REPORTS.

(a) The Trust shall provide to ADS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to ADS during the preceding quarter was true, complete and correct to the best of its knowledge. ADS shall not be responsible for the accuracy of any information furnished to it by the Trust, and the Trust shall hold ADS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b) ADS shall provide to the Board of Trustees of the Trust, on a quarterly basis, a report, in such a form as ADS and the Trust shall from time to time agree, representing that, to its knowledge, the Trust was in compliance with all requirements of applicable federal and state law, including without limitation, the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service, or specifying any instances in which the Trust was not so in compliance. Whenever, in the course of performing its duties under this Agreement, ADS determines, on the basis of information supplied to ADS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, could occur, ADS shall promptly notify the Trust and its counsel of such violation.


7.         ADDITIONAL FUNDS AND CLASSES

           In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. ADS or the Trust may elect not to make any such series or classes subject to this Agreement.


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8.          ACTIVITIES OF ADS.

(a) ADS shall be free to render similar services to others so long as its services hereinunder are not impaired thereby.

(b) ADS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliated persons of ADS, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve ADS of its responsibilities hereunder. ADS may pay those persons for their services, but no such payment will increase ADS's compensation from the Trust.


9.         RECORDS.

MAINTENANCE OF AND ACCESS TO RECORDS. ADS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of ADS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during ADS's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by ADS to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor that assumes any of ADS's obligations hereunder, ADS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by ADS under this Agreement.

INSPECTION OF RECORDS. In case of any requests or demands for the inspection of the records of the Trust maintained by ADS, ADS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. ADS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that ADS may grant the inspection without instructions if ADS is advised by counsel to ADS that failure to do so will result in liability to ADS.




10.        CONFIDENTIALITY.

         ADS agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that ADS may

(a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;



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


(b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c) release such other information as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ADS may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.



11.        EFFECTIVENESS, DURATION, AND TERMINATION

(a) This Agreement shall become effective on the date first above written.

(b) This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness and shall continue in effect for successive twelve-month periods; provided that such continuance is specifically approved at least annually by the Board and by a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

(c) In the event of a material breach of this Agreement by either party, the non-breaching part shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall by 45 days to remedy the breach. If said breach is not remedied to the reasonable satisfaction of the non-breaching party, the non-breaching party may thereafter terminate this Agreement immediately.

           If after such termination for so long as ADS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation, the provisions dealing with indemnification, shall continue in full force and effect.

           Compensation due ADS and unpaid by the Trust upon such termination shall be immediately due and payable upon, and notwithstanding, such termination.

(d) If at any time during the initial or any subsequent term of this Agreement, ADS is replaced as Administrator for any reason other than for a material breach of this Agreement which ADS does not cure within a reasonable time, or the Trust is merged into or sells all (or substantially all) of its assets to another fund or family of funds for which ADS does not serve as Administrator, then the Trust shall, immediately upon demand by ADS, make a one time cash payment equal to the net present value of the revenues ADS would have earned during the remainder of the initial or subsequent term of the Agreement, as the case may be, at the fee rate in effect at the time of such event (including any applicable minimum).




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

           For purposes of this paragraph, the asset figured used to calculate the fee due ADS hereunder shall be the highest monthly average assets of the Trust at any time during the 12 months immediately preceding the termination of ADS (or the merger or sale of assets) of the Trust.

           If the Trust terminates this Agreement ADS shall be entitled to collect from the Trust, in addition to the compensation described under Section 11 hereof, the amount of all of ADS's reasonable cash disbursements for services in connection with ADS's' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, ADS will provide the Trust with reasonable access to all Trust documents or records, if any, remaining in its possession. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, ADS reserves the right to charge for any other reasonable costs and expenses associated with such termination.

(e) The obligations of Sections 3, 5 and 10 shall survive any termination of this Agreement


12.        ASSIGNMENT.

           This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ADS.


13.      FORCE MAJEURE

ADS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

14.      SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require ADS, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.



15.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

              The trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and ADS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which ADS's rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the shareholders of the Funds.


16.        NOTICES.

           All notices and other communications hereunder shall be in writing, shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, and shall be given to the following addresses (or such other addresses as to which notice is given):



    TO THE TRUST:                          TO ADS:

    John E. Arsenault                      Michael Miola
    President                              Chairman & CEO
    The North Country Funds                American Data Services, Inc.
    250 Glen Street                        150 Motor Parkway, Suite 900
    Glens Falls, NY  12801                 Hauppauge, NY  11788



17.        MISCELLANEOUS

(a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(b) Except for Appendix A, to add new Funds and Classes in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(c) The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e) The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i) No affiliated person, employee, agent, director, officer or manager of ADS shall be liable at law or in equity for ADS's obligations under this Agreement.

(j) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE NORTH COUNTRY FUNDS                         AMERICAN DATA SERVICES, INC.




By:  ________________________________           By:  _______________________
           John E. Arsenault                            Michael Miola
           President                                    Chairman & CEO

                             THE NORTH COUNTRY FUNDS
                        ADMINISTRATION SERVICES AGREEMENT

                                   SCHEDULE A
                                FEES AND CHARGES



(A) ADMINISTRATIVE SERVICE FEE:

           For the services rendered by ADS in its capacity as administrator, as specified in Paragraph 1. DUTIES OF ADS., the Trust shall pay ADS within ten
(10) days after receipt of an invoice from ADS at the beginning of each month, a fee equal to the greater of:

        CALCULATED FEE WILL BE BASED UPON PRIOR MONTH AVERAGE NET ASSETS:
                          (No prorating partial months)

NOTE: The following administrative service fees are per portfolio serviced plus out-of-pocket expenses.

MINIMUM FEE:

Under $5 million...........................$     3,500
From $5 million to $10 Million.............      4,000
From $10 million to $20 million............      4,500
From $20 million on........................      5,000

OR,

NET ASSET CHARGE:

- First $75 Million of average monthly net assets of Fund 1/12th of 0.15% (15 basis points), plus
- Next $75 Million of average monthly net assets of Fund 1/12th of 0.10%
  (10 basis points), plus
- Over $150 Million of average monthly net assets of Fund 1/12th of 0.07%
  (7 basis points).

                                  FEE INCREASES

           On each annual anniversary date of this Agreement, the fees enumerated above will be increased by the greater of the change in the Consumer Price Index for the Northeast region (CPI) for the twelve-month period ending with the month preceding such annual anniversary date, or five percent (5%). In addition, ADS reserves the right to increase fees on ninety (90) days prior written notice to the Trust. ADS represents that fees will not be increased until after the first anniversary date of this agreement.


(B)  EXPENSES.

           The following expenses will be charged to the Trust as incurred by ADS in connection with the performance of its duties to include

           The Trust shall reimburse ADS for any out-of-pocket expenses , exclusive of salaries, advanced by ADS in connection with but not limited to the printing or filing of documents for the Trust, travel, daily quotation fees (currently $0.10 for equity & $0.58 for debt positions), capital change information, telephone toll charges, facsimile transmissions, supplies (related to fund records), record storage, postage and courier charges, pro-rata portion of SAS 70 review, and NASDAQ insertion fee ($22 per month).incurred in connection with the performance of its duties hereunder. ADS shall provide the Trust with a monthly invoice of such expenses and the Trust shall reimburse ADS within fifteen (15) days after receipt thereof.



(C)  STATE REGISTRATION (BLUE SKY) FEES:

           The fees enumerated in paragraph (a) above do not include the initial state registration, renewal and maintenance of registrations (as detailed in Paragraph 1(l) DUTIES OF ADS). Each state registration requested will be subject to the following fees:

                 Initial registration .............. $ 295.00
                 Registration renewal .............. $ 150.00
                 Sales reports (if required) ....... $  25.00


(D)  SPECIAL REPORTS.

           All reports and /or analyses requested by the Trust, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Trust, that are not in the normal course of fund administrative activities as specified in Section 2 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

                     Labor:
                     General Counsel:      $300.00/hr.
                     Senior staff:         $150.00/hr.
                     Junior staff:         $ 75.00/hr.
                     Computer time:        $ 45.00/hr.



(E)  SERVICE DEPOSIT.

           The Trust will remit to ADS upon execution of this Agreement a service deposit equal to one (1) month's minimum fee under this Agreement, computed in accordance with the number of portfolios listed in Schedule B of this Agreement. The Trust will have the option to have the service deposit applied to the last month's service fee, or applied to any new contract between the Trust and ADS. The Fund will be charged only once for the service deposit, upon the execution of the first original Agreement thereafter until the relationship between ADS and the Fund is terminated.

           However, if the Trust elects or is forced to terminate this Agreement for any reason what-so-ever (including, but not limited to, the voluntary or involuntary termination of the Trust, liquidation of the Trust's assets, the sale or merger of the Trust or it's assets to any successor entity) prior to the termination date of this Agreement as specified in Paragraph 12 of this Agreement, the Trust will forfeit the service deposit paid to ADS upon execution of this Agreement


(F) CONVERSION CHARGE: (EXISTING FUNDS ONLY)

           There will be a charge to convert the Trust's accounting records on to the ADS fund accounting system. In addition, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above and data media conversion costs, incurred during the conversion process.

           The conversion charge will be estimated and agreed upon in advance by the Trust and ADS. The charge will be based upon the quantity of records to be converted and the condition of the previous service agent's records.

                             THE NORTH COUNTRY FUNDS
                        ADMINISTRATION SERVICES AGREEMENT

                                   SCHEDULE B
              FUNDS AND CLASSES TO BE SERVICED UNDER THIS AGREEMENT

                        North Country Equity Growth Fund
                      North Country Intermediate Bond Fund